Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Sharon Riley Joins Heska's Board of Directors

Ms. Riley Has 25 Years In Hospital Management Expertise

LOVELAND, CO, July 6, 2011 -- Heska Corporation (NASDAQ: HSKA; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and other specialty veterinary products, today announced that Ms. Sharon Riley has joined the Company's Board of Directors.

"Our Company has a long standing commitment to excellence in corporate governance," said Robert Grieve, Heska's Chairman and CEO.  "A Board of high quality, independent directors is essential to our efforts in this regard. We are pleased that Sharon Riley has chosen to join our Board.  We look forward to the benefit of her significant operational experience."

Ms. Riley is a proven hospital administrator.  She most recently was CEO of UT Southwestern University Hospitals in Dallas, Texas.  Between 2004 and 2010, she successfully executed a financial turnaround in this role – turning an operating loss into a positive margin and more than doubling annual revenues.  Prior to this position, Ms. Riley was Chief Operating Officer for Anne Arundel Health System in Annapolis, Maryland beginning in 2000.  Her accomplishments in this position included executing a significant expense reduction and increasing patient satisfaction scores into the 90th percentile nationally.

"I am impressed with Heska's commitment to brand and customer service and the recent corresponding financial results I have seen," commented Ms. Riley.  "I am pleased to join the strong group of directors Heska has already assembled and am optimistic for Heska's future success."

About Heska
Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products.  Heska's state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines.  The company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians.  For further information on Heska and its products, visit the company's website at www.heska.com.

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